Exhibit 10.1
NOTICE TO UBSI EXECUTIVE OFFICERS
YOU ARE AWARE THAT EFFECTIVE DECEMBER 30, 2005 THE EXECUTIVE COMMITTEE OF UNITED BANKSHARES ACCELERATED THE VESTING OF UNVESTED UBSI STOCK OPTION AWARDS.
In order to prevent unintended personal benefits to executive officers, however, the Committee imposed restrictions on any shares received through the exercise of the Options held by executive officers. These restrictions will prevent the sale, transfer, pledging or otherwise disposing of any shares received from the exercise of the Option prior to the earlier of the original vesting date of the Option under the Plan or the individual’s termination of employment.
PLEASE SIGN/DATE AND RETURN THIS NOTICE TO JACK STOKES INDICATING YOUR ACKNOWLEDGMENT OF THE RESTRICTIONS OUTLINED ABOVE.
SHOULD YOU HAVE QUESTIONS, PLEASE CONTACT KEN DAVIS (304) 424-8694 OR JACK STOKES (304) 424-8685.

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